Exhibit 23.7
Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the use of our report dated March 28, 2014, with respect to the consolidated balance sheet of Egret Limited as of December 31, 2013, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, No. 333-184752, and No. 333-192059) on Form S-3, the registration statements (No. 333-164928, No. 333-182269, and No. 333-197492) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the report of KPMG, independent auditors, which report appears in amendment no. 1 to the December 31, 2014 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG
Dublin, Ireland
March 27, 2015